SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                       ----------------------------------


                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15 (d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): December 4, 2000

                                   ----------


                       ATLANTIC TECHNOLOGY VENTURES, INC.
             (Exact name of registrant as specified in its charter)




             Delaware                     0-27282                36-3898269
 (State or other jurisdiction of   (Commission file number)   (I.R.S. employer
  incorporation or organization)                             identification no.)




             150 Broadway
              Suite 1009                                           10038
           New York, New York                                    (Zip code)
 (Address of principal executive offices)

       Registrant's telephone number, including area code: (212) 267-2503

Item 5.           Other Events.

         On December 4, 2000, Atlantic Technology Ventures, Inc. ("Atlantic") and BH Capital Investments, L.P. and Excalibur Limited Partnership (collectively, the "Investors") entered into a stock repurchase agreement (the "Stock Repurchase Agreement"), a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K.

         The Stock Repurchase Agreement provides for Atlantic's repurchase of shares Atlantic sold to the Investors on September 28, 2000. On that date, the Investors purchased from Atlantic, for a purchase price of $2 million, 689,656 shares of Atlantic's Series B convertible preferred stock and warrants to purchase 134,000 shares of Atlantic's common stock. Half of the shares of Series B preferred stock (344,828 shares) and warrants to purchase half of the shares of common stock (67,000 shares) were held in escrow, along with half the purchase price. (For a description of this transaction and a copy of the related documents, see Atlantic's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000.)

         In the Stock Repurchase Agreement, Atlantic and the Investors agreed to the following:

      o that Atlantic would repurchase from the Investors on the date of the Stock Purchase Agreement, for a purchase price of $1,000,000, the 344,828 shares of Series B preferred stock that were being held in escrow;

      o that Atlantic would repurchase from the Investors on the date of the Stock Purchase Agreement, for a purchase price of $500,000, 137,932 shares of Series B preferred stock held by the Investors;

      o that Atlantic has an option to purchase any time during the period ending January 2, 2001, for a purchase price of $750,000, the remaining 206,896 shares of Series B preferred stock originally purchased and now held by the Investors;

      o that Atlantic was not repurchasing the warrants issued to the Investors, and that the warrants held in escrow would be released to the Investors; and

      o that the deadline for Atlantic to hold a special meeting of stockholders in connection with issuance of the Series B preferred stock is extended to February 11, 2001, although Atlantic would not be required to hold a special meeting of stockholders if it exercises its option to purchase the remaining 206,896 shares of Series B preferred stock held by the Investors.

         Atlantic has made those repurchases it was required to make on the date of the Stock Repurchase Agreement. The purchase price for the shares held in escrow represents the purchase price paid by the Investors for those shares as well as warrants to purchase 67,000 shares of Atlantic's common stock, while the purchase price of $500,000 for the 137,932 shares of Series B preferred stock held by the Investors represents 125% of the purchase price paid by the Investors for those shares as well as warrants to purchase 26,800 shares of Atlantic's common stock. The purchase price of $750,000 for the 206,896 shares of Series B preferred stock held by the Investors that Atlantic has an option to purchase represents 125% of the purchase price paid by the Investors for those shares as well as warrants to purchase 40,200 shares of Atlantic's common stock.

         The primary reason for Atlantic's repurchasing the shares from the Investors is that it has become apparent to Atlantic, based on discussions with key stockholders and persons influential with stockholders, that the proposals relating to the Series B transaction that were to have been voted on at a special meeting of stockholders scheduled for December 18, 2000, stood little chance of being approved. (For a description of these proposals, see the preliminary proxy statement on Schedule 14A filed with the SEC on November 13, 2000. The meeting scheduled for December 18, 2000, will now not take place.) Failure of stockholders to approve the resolutions related to the issuance of the Series B shares would, among other things, have caused Atlantic to incur a penalty of 2.5% per month of the $1,000,000 purchase price received by Atlantic (amounting to $300,000 a year) and would have resulted in the removal of the "Floor Price" for conversion of shares of Series B preferred stock.

         Another reason why Atlantic decided to repurchase the shares from the Investors is that on December 1, 2000, the Nasdaq Stock Market informally indicated to Atlantic that it has significant concerns regarding the transaction with the Investors, and that if these concerns are not addressed it would likely commence delisting proceedings against Atlantic. Addressing these concerns would require modifying the terms of the transaction, but the Investors have indicated that they are unwilling to make all the modifications that would likely be required. Nasdaq has, however, also informally indicated to Atlantic that repurchase of the shares would resolve its concerns.

         Based on these considerations, Atlantic determined that repurchasing the shares of Series B preferred stock, even at a significant premium, was preferable to the alternatives.

         Atlantic intends to exercise its option to purchase the final 206,896 shares of Series B preferred stock held by the Investors. Currently, however, it does not have sufficient funds to do so. It is attempting to raise those funds, but it may not succeed.

Item 5.           Other Events.

(c)      Exhibits.

10.1 Stock Repurchase Agreement dated as of December 4, 2000, by and among Atlantic Technology Ventures, Inc., BH Capital Investments, L.P. and Excalibur Limited Partnership.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, Atlantic Technology Ventures, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    December 11, 2000          ATLANTIC TECHNOLOGY VENTURES, INC


                                    By: /s/ Frederic P. Zotos
                                       ------------------------------
                                       Frederic P. Zotos
                                       President